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                              Strategic Commitments

Time Warner Inc. and Sony Corporation of America (each, a "Partner" and together, the "Partners") will work to promote the growth and profitability of the combined company formed by the merger of Columbia House Company (including its related Mexican and Canadian partnerships) and CDnow, Inc. (the "Company") by making the commitments set forth below to the Company. In addition, the Company makes the commitments set forth below to each of the Partners.

Notwithstanding anything to the contrary contained in this Strategic Commitments letter, the territory of the commitments, terms and conditions contained in this Strategic Commitments letter, as applicable to Sony Corporation of America, shall be deemed to exclude the country of Japan. In addition, since these strategic commitments are only binding on each Partner and the companies owned and controlled by each Partner, the Parties acknowledge that they are not binding on Sony Music Entertainment (Japan) Inc. among others.

For purposes of this Strategic Commitments letter, "third party" shall not include any internal division or controlled affiliate of either Partner.

1.    Primary Online Packaged Music Retailing Outlet

      a) The Company will be the primary vehicle for each Partner to pursue the packaged music e-commerce business, provided that neither Partner shall be limited in selling music or other product to other on-line retailers.

      b) "Buy now" Links: The music-related internet and proprietary online service sites controlled by the recorded music businesses of each of the Partners ("Partner Sites") shall contain "Buy Now Links" (as defined below) to the Company site(s) as set forth below. (For purposes of this Strategic Commitments letter, "control" shall mean operational and management control, not mere equity ownership.) "Buy Now Links" means any type of active packaged music e-commerce link that will link to another site, including, without limitation, "buy" and other forms of buttons, contextual links and graphical links, but excluding generally accepted forms of banner advertisements that also contain an active link to another site.

            For purposes of this Strategic Commitments letter: (i) "prominent" placement of a Buy Now Link means that the contents of such Buy Now Link are easily readable on a standard display monitor based on the good faith determination of the Company and the respective Partner and is placed above-the-fold on such type of standard display monitor, and (ii) "preferred"




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            placement of a Buy Now Link relative to any other Buy Now Link on the same Partner Site means placement of any other Buy Now Link which is as good or better than the placement of such other Buy Now Link; provided that such prominent or preferred placement shall in each case be subject to each Partner's decisions in its sole discretion concerning editorial and design integrity relating to the Partner Site concerned.

            i)    Packaged Music Buy Now Links.

                  A) US and Canada: With respect to each Partner Site targeted to customers in the US and Canada the link to the Company site(s) for the purchase of packaged music shall be exclusive relative to any other exclusively online packaged music retailer and shall be non-exclusive, but prominent and preferred, relative to any Buy Now Link of any other retailer of packaged music (i.e., "brick and mortar" retailers that may also sell packaged music on line). The Buy Now Links on Partner Sites to on-line retailers other than the Company shall be provided to such other on-line retailers on arm's length terms.

                  B) Outside of the United States and Canada: In each country outside of the United States and Canada where the performance criteria described in the next sentence of this paragraph are met by the Company, Partner Sites shall contain non-exclusive Buy Now Links to Company sites for the purchase of packaged music. The performance criteria to be met by the Company to qualify for Partner Buy Now Links in a particular country are as follows: (i) ability to source and fulfill each Partner's product locally in the country (or source and fulfill each Partner's product from an alternative non-local source approved by the relevant Partner); (ii) the ability to handle orders in local currency; (iii) ability to provide all product normally available at retail in the country; and (iv) ability to target the customer base in the local languages in the country. Additionally for such territories in which the performance criteria are met by the Company, each Partner will individually evaluate in good faith on a country-by-country basis the appropriateness (given the specific market conditions of the particular country and the overall strength of the Company's activities in that country) of committing to provide the Company with (A)




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                        preferred and prominent Buy Now Links on Partner Sites,
                        and (B) exclusive Buy Now Links on Partner Sites.

            ii) Digital Distribution Buy Now Links: The parties acknowledge that third parties engaged in the "brick and mortar" or online retail sale of packaged music may also engage in the retail sale of music via digital distribution (such third parties are referred to as "Hybrid Retailers").

                  A) US and Canada: When and if either Partner is providing content in the US and Canada pursuant to paragraph 8 below, and such Partner is providing Buy Now Links on Partner Sites targeted to customers in the US and Canada to digital distribution sites of similarly situated Hybrid Retailers, then the digital distribution Buy Now Links to Company site(s) which are contained on such Partner Sites shall be prominent and preferred in relation to the digital distribution Buy Now Links to sites of similarly situated Hybrid Retailers which are also contained on the Partner Site concerned.

                  B) Outside of the United States and Canada: When and if (1) either Partner is providing content in any country outside the US and Canada pursuant to paragraph 8 below, and (2) such Partner is providing Buy Now Links on Partner Sites targeted to customers in the country concerned to digital distribution sites of similarly situated Hybrid Retailers, and (3) the Company meets the performance criteria set forth in the first sentence of subsection 1(b)(i)(B) above in the country concerned, then each Partner shall consider in good faith the appropriateness (given the criteria set forth in the parenthetical of the last sentence of subsection 1(b)(i)(B) above) of giving prominent and preferred placement to the digital distribution Buy Now Links to Company site(s) which are contained on such Partner Sites relative to the digital distribution Buy Now Links to sites of similarly situated Hybrid Retailers which are also contained on the Partner Sites concerned.

            iii)  Notwithstanding the foregoing sections 1(b)(i) and (ii):

                  A) Each Partner will have the right to place on Partner Sites exclusive Buy Now Links to retail site(s) not owned by the Company in connection with specific promotions of limited




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                        duration or other specific events of limited duration
                        that such Partner deems appropriate to its business.

                  B) If either Partner is unable to place Company Buy Now Links on a Partner Site by reason of the existence of third party equity interest holders or control persons, then such Partner shall use commercially reasonable efforts to permit the Company to purchase Buy Now Links on such Partner Site on market terms, and if such advertising is accepted by the Company, then the cost of any such purchase shall be applied against the $25 million advertising availability to be offered by such Partner in the year concerned.

      c) Banner Ads: No Partner Site which is targeted to customers in the United States and Canada shall contain banner ads specifically advertising the sale of packaged music by music retailers who operate exclusively on-line, except for banner ads advertising the sale of packaged music in connection with specific promotions of limited duration or other specific events of limited duration that such Partner deems appropriate to its business, and except as provided in the next sentence. Partner Sites may contain banner ads advertising the sale of packaged music through so-called "brick and mortar" retailers or their on-line music stores.

2.    Promotion and Advertising

The Company and each Partner recognize that the success of the venture will require significant advertising by the Company. Each Partner will use commercially reasonable efforts to provide the advertising described in this paragraph 2 as set forth below.

      a) Standard Advertising. Each Partner will make available to the Company standard advertising to the extent made available to other internal divisions or controlled affiliates(1) of such Partner on terms comparable to those afforded to such internal divisions or controlled affiliates. Each Partner will

--------
(1) The internal divisions or controlled affiliates of Sony Corporation of America currently are Sony Music Entertainment Inc., Sony Pictures Entertainment Inc. (which includes as an internal division Sony Online Entertainment Inc.) and Sony Electronics Inc. The internal divisions or controlled affiliates of Time Warner currently are Publishing, Music, Programming-Turner, Programming-HBO, Cable and Filmed Entertainment. For the avoidance of doubt, the terms of this paragraph 2 shall not apply to transactions or advertising rates offered within internal divisions or controlled affiliates of each Partner.




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            also offer to the Company the opportunity to purchase other standard advertising to the extent offered to third party advertisers on terms no less favorable than those offered to such third parties under similar business conditions (it being understood that this sentence will not require either Partner to offer to the Company the opportunity to purchase advertising that is offered only to "special" or "preferred" accounts or is offered as part of a broader package of advertising offered to a specific third party advertiser). Such advertising will include standard advertising in magazines and other publications, television networks and programming (by way of example, The WB, TBS, CNN, Telemundo, The
            Game Show Network, etc.), marketing affinity programs, tour sponsorships, online web sites and other outlets that are controlled by a Partner to the extent that each outlet is made available to other internal divisions or controlled affiliates of such Partner or third parties. Each Partner may exercise its reasonable discretion to select the specific standard advertising to be made available.

      b) Non-Standard Advertising. Each Partner will make available to the Company certain non-standard advertising opportunities. Any such non- standard advertising will be made available to the Company at rates to be agreed upon by the Company and the relevant Partner, provided that, where applicable, the terms offered to the Company will be no less favorable to the Company than those offered to the internal divisions or controlled affiliates of such Partner or similarly situated third parties under similar business conditions. The Partners and the Company understand that these non- standard advertising opportunities are difficult to define in advance and, therefore, establish the following guidelines for creating mutually agreeable programs.

            i) Contextual Marketing. Contextual marketing opportunities are defined as marketing opportunities that are integrated appropriately with editorial or entertainment content. Some examples are provision of commercial messages alongside the album promotion at the end of a television program, promotion along with a movie soundtrack advertisement, or on-air promotion. Each Partner will use commercially reasonable efforts to provide the Company with contextual marketing and selling opportunities in its web sites, television programs, magazines, database marketing, direct marketing, and other similar outlets. This obligation will not require either Partner to compromise editorial or creative integrity or brand, and each Partner will continue to have sole discretion over editorial or creative integrity or brand. Each Partner may exercise its




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                  reasonable discretion to select the areas, if any, where this contextual marketing will be made available.

            ii) Ride-Along Marketing. Each Partner will use commercially reasonable efforts to provide the Company with ride-along marketing opportunities in its packaging and consumer contact programs. Some examples are inserts in personal electronics devices, service billing statements, magazine "blow-ins", InfoBeat and other existing physical and electronic consumer contact programs. Each Partner may exercise its reasonable discretion to select the areas where ride- along marketing will be made available.

            iii) Music and Music Video Product Ride-Along. Each Partner will consider in good faith displaying the URLs of web sites owned or controlled by it in the packaging of music and music videos distributed by such Partner. This may include displaying such URLs in the back cover and liner notes of the relevant music or music video product, and in paper inserts in CDs, videos and DVDs. Such URLs will point to Partner-controlled music sites that link to the Company site(s) as described above.

      c) Advertising Availability. Each Partner will offer to sell or make available to the Company approximately $25 million per year (for a total of $50 million per year) of promotion and advertising (including the standard and non-standard advertising and database access described herein), valued at the price such Partner charges the Company for such advertising and promotion. At the beginning of each year, each Partner and the Company will discuss the advertising and promotion activities contemplated by the Company for the coming year. The parties acknowledge that each Partner's obligations under this paragraph are subject to the availability in any year of the above- described categories of advertising and promotion. Accordingly, if either Partner offers less than $25 million of advertising in any year, its commitment for the following year will be increased by the shortfall. If any such shortfall is in existence as of the expiration of the Term of this Strategic Commitments letter, then the relevant Partner shall commit to offer such advertising and promotion to the Company following expiration of the Term of this Strategic Commitments letter until such shortfall is fulfilled under the same terms and conditions as set forth in this Strategic Commitments letter. If either Partner offers more than $25 million of advertising in any year and the Company accepts such additional advertising, its commitment for the following year will be decreased by the excess. If advertising and promotion is offered by either Partner in any year, but the Company elects not to




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            purchase all of such advertising and promotion, then such Partner shall nonetheless be deemed to have satisfied in full its obligation for the year concerned. If either Partner offers the Company opportunities to purchase advertising and promotion from third parties at favorable rates in the ordinary course of business, the cost of such advertising shall be applied against the $25 million advertising availability to be offered by such Partner in the year concerned.

      d)    Cross Promotion by the Company.

            i) The Company will use reasonable efforts to make available to each Partner standard and non-standard advertising and promotion to the extent advertising and promotion is made available to third parties, at the most favorable price offered to third parties under similar business conditions.

            ii) If the Company enters into any arrangement with a record label or video company other than a label or company owned or controlled by a Partner providing such label or company with preferred placement or other benefits, then subject to the Company's reasonable discretion, each Partner will have the right to enter into good faith negotiations with the Company to provide a comparable opportunity to such Partner on substantially similar terms.

            iii) The Company will offer each Partner (acting individually), based on good faith negotiations, the opportunity for promotion and exposure substantially equivalent to that provided by the Company to other major record labels, on terms no less favorable to each Partner than that provided to such other labels under similar business conditions.

3.    Database Access

      a) Each Partner will use commercially reasonable efforts to provide the Company with access to consumer information databases for the Company's own direct marketing purposes, both online and direct mail, to the extent provided to third parties on terms substantially comparable to those granted to third parties by the relevant Partner under similar business conditions. If requested by the Company, each Partner will consider in good faith providing to the Company other consumer databases identified by the Company (i.e., those not provided to third parties) to the extent such databases are relevant to the business of the Company at fair and reasonable




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            rates to be negotiated between the relevant Partner and the Company on an individual basis. These databases may include, by way of example only, warranty registration databases, consumer electronics-related customer databases, service databases, magazine, and direct marketing and e-commerce infrastructure databases, record label consumer databases and online gaming databases. The foregoing will not require either Partner to provide access to any databases if doing so would violate any privacy commitments that may have been made to the consumer or the privacy policies of such Partner.

      b) If requested, the Company will negotiate in good faith with each Partner individually to provide it with access to Company databases which are relevant to such Partner's business, on arm's length terms, for use in a manner which is not directly competitive with, or materially detrimental to, the Company's business.

4.    Access to Musical Artist Content/Promotion

Each Partner and the Company recognize that the ability to offer valuable and unique materials about and by musical artists is important to the success of the Company. Accordingly, each Partner shall use commercially reasonable efforts to provide the Company with exclusive and non-exclusive (i) interviews, footage, photographs and likenesses for promotions and contests, (ii) chats and other similar assets for online use by the Company in the creation of its web pages, product promotion and other uses beneficial to the Company, and (iii) to the extent made generally available to similarly situated third parties, digital downloads for promotional purposes. Each Partner will endeavor to provide the Company with sufficient musical artist content and promotional materials, such that in the aggregate, but not on an artist-by-artist basis, during the Term of this Strategic Commitments letter, the Company is not materially disadvantaged in its advertising, marketing and promotion activities relative to its competitors.

5.    Music Video Licenses

      a) If a Partner enters into an agreement to license any of its music videos on a non-exclusive basis to a similarly situated third party Hybrid Retailer engaged in the Internet streaming of music videos for non-promotional purposes, then such Partner shall provide the Company with non-exclusive access to such music videos on similar terms and conditions.




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      b)    If a Partner enters into an agreement to license any of its music videos on a non-exclusive basis to a similarly situated third party Hybrid Retailer engaged in the Internet streaming of music videos for promotional purposes, then such Partner shall provide the Company with non-exclusive access to such music videos for similar promotional purposes on similar terms and conditions, subject to approval by the applicable record label of the Partner concerned and the terms of such record label's promotional plans.

      c) If any non-exclusive music video license agreement entered into by either Partner contains exclusivity provisions, subparagraphs 5(a) and (b) shall apply solely with respect to the non-exclusive provisions of such license agreement.

6.    Special Music Products

Each Partner will provide the Company with exclusive special music product opportunities negotiated on an arm's length basis (e.g., albums with exclusive bonus tracks, compilations and single tracks).

7.    Direct Sale of Music Product

With respect to the Company's online music retail business in the US, each Partner will provide the Company with a direct account for the purchase of "top 200" music product for shipment in the US on terms and prices consistent with those offered by such Partner to other similarly situated wholesale accounts. Each Partner shall negotiate prices and other terms with the Company on an individual basis. The Company may in its own discretion accept or reject such offer. In addition, each Partner shall consider in good faith providing the Company with the opportunity to purchase music product direct outside the US on a country-by-country basis, subject to local considerations.

8.    Digital Distribution of Music Product

Each Partner, acting individually, will enter into separate arrangements with the Company pursuant to which the Company will be permitted to sell in the United States and Canada such Partner's generally available music product to the Company's customers in individually priced transactions via secure digital downloading platform(s) acceptable to such Partner, including a mutually approved rights management clearinghouse system, but only to the extent that the Partners permit other similarly situated third party Hybrid Retailers to sell such music product in comparable transactions via secure digital downloading. In addition,




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in each country outside of the United States and Canada where the performance criteria described in subsection 1(b)(i)(B) are met by the Company, each Partner, acting individually, will enter into separate arrangements with the Company pursuant to which the Company will be permitted to sell in the country concerned such Partner's generally available music product to the Company's customers in individually priced transactions via secure digital downloading platform(s) acceptable to such Partner, including a mutually approved rights management clearinghouse system, but only to the extent that the Partners permit other similarly situated third party Hybrid Retailers to sell such music product in the country concerned in comparable transactions via secure digital downloading. Notwithstanding the preceding two (2) sentences, each Partner may make available music product to third party online music retailers via digital downloading on an exclusive basis in connection with limited duration specific promotions or other limited duration specific events that such Partner deems appropriate to its business. Each Partner will (i) begin working with the Company as soon as practically feasible and on a good faith basis so that the Company may be prepared to offer music for sale in the United States and Canada (and other countries provided the criteria described in subsection 1(b)(i)(B) are met by the Company in the country concerned) via digital downloading when other similarly situated third party Hybrid Retailers are also ready and permitted by the Partners to make such sales, and (ii) continue working with the Company during the Term of this Strategic Commitments letter so that the Company may continue to offer music for sale in the United States and Canada (and other countries provided the criteria described in subsection 1(b)(i)(B) are met by the Company in the country concerned) via digital downloading so long as other similarly situated third party Hybrid Retailers are also permitted by the Partners to continue to offer music for sale via digital downloading, and so long as it is part of the Company's board-approved business plan. Such arrangements will provide that the Company will receive from the relevant Partner terms and conditions consistent with market conditions applicable in the country concerned to then-existing similarly situated third party Hybrid Retailers in similar transactions. Each Partner shall negotiate prices and other terms with the Company on an individual basis.

9.    Additional Strategic Opportunities

      a) The parties acknowledge that from time to time each Partner independently may pursue Internet and e-commerce initiatives that may relate to the music or other business of the Company. The relevant Partner will consider ways to enhance the business of the Company by utilizing initiatives and alliances that such Partner deems appropriate.

      b) It is the spirit of this Strategic Commitments letter that neither Partner will enter into a strategic commitments arrangement substantially similar to this




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            Strategic Commitments letter, taken as a whole, with any other third party for the purpose of engaging in the online music business.

10. Joint Marketing and Planning

Each year each Partner (through appropriate executive designees) and the Company will work together to develop a comprehensive marketing plan, which may be periodically updated by the Partners and the Company, that contemplates the exploitation of the strategic relationships described above. Each plan will include a description of the advertising and promotion activities contemplated in the year concerned. The marketing plan will also identify additional opportunities for co-promotion.

11.   Manufacturing and Other Corporate Services

      a) To the extent the Company intends to have product manufactured (as opposed to purchasing finished product), and either Partner has manufacturing capability, the Company and such Partner will enter into arrangements pursuant to which such Partner will provide manufacturing for the Company's business on market terms and in accordance with the applicable manufacturing agreements. Each Partner shall negotiate prices and other terms with the Company on an individual basis.

      b) Sony Music Entertainment Inc. will enter into a transitional services agreement with the Company on market terms for administrative services required during the transition period (with the services to be provided and the transition period to be mutually agreed by the parties).

12.   Term of Strategic Commitments

      a)    Five years from closing.

      b) If any further agreement is entered into in connection with the commitments described herein, then the term of such other agreement shall terminate no later than the end of the above five-year period.

13. The foregoing commitments shall be subject to, and limited by, each Partner's determination of its applicable existing and future: (i) legal, regulatory and contractual restrictions and obligations; (ii) fiduciary duties of each Partner to others; and (iii) each Partner's commitments to, and relationships with (A) artists, (B)




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      retailers and (C) other third parties that are significant to its applicable present or future core businesses; provided, however, that this paragraph 13 (except insofar as it relates to legal and regulatory restrictions) does not apply to subparagraph 9(b) above; and provided further that if a situation develops in which this paragraph substantially and materially impairs the intent of this Strategic Commitments letter taken as a whole, then the Company will notify the Partners of the causes of such situation in a timely manner (and in no event less timely than within three (3) months) and the Partners and the Company will begin working together as soon as practicable and in good faith to promptly seek mutually acceptable and appropriate alternative opportunities to benefit the Company.